Registration No. 333-

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 2006
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                           ELBIT MEDICAL IMAGING LTD.
             (Exact name of registrant as specified in its charter)

            ISRAEL                                                   N/A
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                     13 MOZES STREET, TEL-AVIV 67442, ISRAEL
               (Address of Principal Executive Offices) (Zip Code)

       2006 EMPLOYEES AND OFFICERS INCENTIVE PLAN - CAPITAL GAIN TAX TRACK

                     MORDECHAY ZISSER OPTION GRANT AGREEMENT
                            (Full title of the plans)

                           Corporation Service Company
                        2711 Centerville Road, Suite 400
                              Wilmington, DE 19808
     (888)-690-2882(Name, address and telephone number, including area code, of agent for service)

                       ----------------------------------

                                   Copies to:
                                 Aya Yoffe, Adv.
               Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
                               One Azrieli Center
                             Tel Aviv 67021, Israel

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

                                   CALCULATION OF REGISTRATION FEE

                                                       Proposed Maximum     Proposed Maximum        Amount of
    Title of Securities              Amount to be       Offering Price     Aggregate Offering     Registration
     to be Registered                Registered (1)      per Share (2)          Price (2)             Fee
     ----------------                --------------      -------------          ---------            ------
Ordinary Shares, par value
 NIS 1.0 per share, under
 the 2006 Employees and                333,876(2)       $22.92(5)           $ 7,652,438(5)         $  818.81
 Officers Incentive Plan                63,714(3)       $24.35(6)           $ 1,551,435(6)         $  166.00

Ordinary shares, par value
 NIS 1.0 per share, under
 Mordechay Zisser Option
     Grant Agreement                   350,000(4)        31.50(5)           $11,025,000(5)         $1,179.68
                                       ----------       ---------           --------------         ---------
          Total                        747,590                                                     $2,164.49

(1) This registration statement on Form S-8 (this "Registration Statement") shall also cover any additional ordinary shares, par value NIS 0.01 per share (the "Ordinary Shares") of Elbit Medical Imaging Ltd. (the "Registrant") which become issuable under the Registrant's 2006 Employees and Officers Incentive Plan - Capital Gains Track (the "Incentive Plan") and the Mordechay Zisser Option Grant Agreement (the "Zisser Grant Agreement" and, together with the Incentive Plan, the "Plans") by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding Ordinary Shares.

(2) Represents 333,876 Ordinary Shares issuable upon exercise of outstanding options under the Incentive Plan.

(3) Represents 63,714 Ordinary Shares available for future issuance under options that have not been issued under the Incentive Plan.

(4) Represents 350,000 Ordinary Shares issuable upon exercise of outstanding options under the Zisser Grant Agreement

(5) Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based on the per share exercise price in NIS of the outstanding stock options, translated into U.S. dollars based upon the daily representative rate of exchange on August 9, 2006 as published by the Bank of Israel. Such translation is being utilized solely for the purpose of calculating the registration fee.

(6) Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for an aggregate of 63,714 Ordinary Shares available for future awards under options that have not been issued under the Incentive Plan are estimated based on the average of the high and low prices of the Ordinary Shares reported on the Nasdaq Global Select Market on August 9, 2006, translated into U.S. dollars based upon the daily representative rate of exchange on that date as published by the Bank of Israel. Such estimate is being utilized solely for the purpose of calculating the registration fee.

                                EXPLANATORY NOTE

     Elbit Medical Imaging Ltd. prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register (i) 397,590 of the Company's ordinary shares, par value NIS 1.0 per share, that may from time to time after the date hereof be issued by the Company under its 2006 Employees and Officers Incentive Plan - Capital Gain Tax Track (the "2006 Plan"); and (ii) 350,000 of the Company's ordinary shares, par value NIS 1.0 per share, that may from time to time after the date hereof be issued by the Company under Mordechay Zisser Option Grant Agreement ("Zisser Option Grant").

     Under cover of this Form S-8 is a reoffer prospectus prepared in accordance with Part I under Form F-3 under the Securities Act and pursuant to General Instruction C to Form S-8. The reoffer prospectus may be used for reoffers and resales made on a continuous or delayed basis in the future of up to an aggregate of 397,590 of these ordinary shares, which may constitute "control securities" and/or "restricted securities," issued under the Plan to the selling shareholders listed in the reoffer prospectus.

--------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*



--------
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the "Note" to
Part I of Form S-8.

                               REOFFER PROSPECTUS

                     ---------------------------------------

                           ELBIT MEDICAL IMAGING LTD.
                     13 MOZES STREET, TEL-AVIV 67442, ISRAEL

                     ---------------------------------------

                             528,322 ORDINARY SHARES

     This reoffer prospectus relates to the resale of up to 528,322 ordinary shares of the Company, par value NIS 1.0 per share, being offered by the selling shareholders listed on page 28.

     The prices at which a selling shareholder may sell his or her shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the selling shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under "Selling Shareholders" and "Plan of Distribution" in this prospectus. We will not receive any of the proceeds from the sale of the shares under this prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all brokerage commissions and other expenses incurred by individual selling shareholders will be borne by these selling shareholders.

     Our ordinary shares trade on the Nasdaq National Market, under the trading symbol "EMITF". On August 15, 2006, the last sale price of our ordinary shares was $24.40.

                         THIS INVESTMENT INVOLVES RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     You should rely only on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. This reoffer prospectus may only be used where it is legal to sell these securities. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                 The date of this Prospectus is August 16, 2006.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                         ------

FORWARD-LOOKING INFORMATION                                                 5

CORPORATE INFORMATION                                                       6

THE COMPANY                                                                 6

RISK FACTORS                                                                8

USE OF PROCEEDS                                                             27

SELLING SHAREHOLDERS                                                        28

PLAN OF DISTRIBUTION                                                        29

OFFER AND LISTING DETAILS                                                   31

LEGAL MATTERS                                                               31

EXPERTS                                                                     31

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION                                                          31

AVAILABLE  INFORMATION                                                      32

INCORPORATION BY REFERENCE                                                  32


                           FORWARD-LOOKING STATEMENTS

     Our disclosure in this reoffer prospectus (including documents incorporated by reference herein) contains "forward-looking statements." Forward-looking statements are our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. These include statements, among others, relating to our planned future actions, our beliefs with respect to the sufficiency of our cash and cash equivalents, plans with respect to funding operations, projected expense levels and the outcome of contingencies, such as future financial results.

     Any or all of our forward-looking statements in this reoffer prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. The uncertainties that may cause differences include, but are not limited to, the availability of necessary funds, our ability to raise capital when needed and on reasonable terms, or at all, economic conditions as well as the risks discussed in "Risks Factors" below. In addition, you should note that our past financial and operation performance is not necessarily indicative of future financial and operational performance. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                              CORPORATE INFORMATION

     Our principal executive offices are located at 13 Mozes Street, Tel-Aviv 67442, Israel and our telephone number is (972-3)- 608-6010 and our fax number is (972-3) 695-3080.

                                   THE COMPANY

     Elbit Medical Imaging Ltd. was incorporated in 1996. EMI is a company incorporated under the laws of the State of Israel and is subject to the Israeli Companies Law 1999 - 5759 and the Israeli Securities Law 1968 - 5728 and any regulations published under these laws. Our shares are listed on the NASDAQ National Market (ticker symbol: EMITF) and on the Tel Aviv Stock Exchange. Our executive offices are located at 13 Mozes Street, Tel-Aviv 67442, Israel. You may reach us by telephone at (972-3) 608-6000 or by fax at (972-3) 695-3080. Our U.S. agent is CSC Corporation Service Company 2711 Centerville Road, Suite 400 Wilmington, DE 19808.

     The following is a summary of the principal fields of our businesses:

     o Initiation, construction, operation, management and sale of shopping and entertainment centers in Israel and in Central and Eastern Europe.

     o Hotels ownership, primarily in major European cities, as well as operation, management and sale of same.

     o Investments in the research and development, production and marketing of magnetic resonance imaging guided focused ultrasound treatment equipment, through InSightec Ltd. ("InSightec").

     o Other activities consisting of the distribution and marketing of women's fashion and accessories through our wholly-owned Israeli subsidiary, Mango Israel Clothing and Footwear Ltd. ("Mango"), and venture-capital investments.

     Below is a description of our principal fields of activity:

     SHOPPING AND ENTERTAINMENT CENTERS

     The shopping and entertainment centers business includes our operational shopping and entertainment centers and other shopping and entertainment centers which are currently under construction and/or development. In addition, the shopping and entertainment centers business includes the Dream Island project, a tourist and entertainment area in central Budapest which includes designations for commercial space, tourism, entertainment and leisure hotels and apartments hotel, which is currently in preliminary stages of development as well as other income producing real estate properties and other properties.

     We presently have one shopping center in Israel and seven other projects in various stages of planning and development in Poland, Hungary, the Czech Republic and Latvia. The operations of each of our shopping and entertainment center projects are conducted through a special purpose project corporation.

     Generally, approximately 75% of the total constructed area of each shopping and entertainment center is set aside to be leased. The focus of our centers is on two principal elements: shopping and entertainment. The anchor tenants form the core of these elements, around which the smaller businesses and activities are introduced, and provide a wide range and choice of activities to patrons. The entertainment facilities generally include a cinema complex of between 8-12 screens, a video and gaming arcade, bowling alleys, billiard halls, fitness centers, bars, discotheques, children's playgrounds and, in some projects, an IMAX three-dimensional cinema screen. The food court consists of a range of restaurants, offering a variety of culinary opportunities from fast food to gourmet foods. We own 100% of the interest in most of these centers.

     The commercial activities focus on supermarket and department store anchor tenants, and are carefully monitored to allow an optimal mix of stores and services to cater for all requirements and to offer the maximum range of commodities to patrons.

     In addition, we own interests in office buildings and in undeveloped plots of land.

     HOTELS

     The goal of our hotel business is to acquire and manage, via management companies, four-star hotel properties which provide, at four star hotel prices, the business and vacation traveler with five star quality accommodations that are conveniently located near major transportation stations.

     We own interests in eight operating hotels and two hotels under construction, which are located primarily in Europe and South Africa. We also have development plans with respect to other new hotels. Our ownership percentage in our hotels varies, and the remaining interests in those hotels that are not wholly-owned by us are owned by various unrelated third parties, including subsidiaries of the Red Sea group of companies ("Red Sea") which is our business partner in six of our eight operating hotels and in one of the hotels which is currently under development. Red Sea is engaged in the initiation and development of residential and commercial real estate projects in Israel and in the operation of chain of hotels and income producing real estate abroad. Most of our operating hotels in which we have an interest have appointed companies from the Park Plaza group ("Park Plaza"), an unrelated third party company, as their hotel management company. In certain hotels, however, Park Plaza holds 5% or 10% of the equity rights in the companies holding these hotels.

     THE IMAGE GUIDED TREATMENT BUSINESS

     All of our activities in the image guided treatment field are performed through InSightec. InSightec has developed and markets the ExAblate 2000, the first FDA-approved system for Magnetic Resonance guided Focused Ultrasound Surgery ("MRgFUS"). InSightec's objective is to transform the surgical environment for the treatment of a limited number of forms of benign and malignant tumors by replacing invasive and minimally invasive surgical procedures with an incisionless surgical treatment solution. The system is designed to deliver safe and effective non-invasive treatments while reducing the risk of morbidity and potential complications, as well as the direct and indirect costs associated with conventional surgery. In October 2004, InSightec received FDA approval to market the ExAblate 2000 in the United States for the treatment of uterine fibroids, a type of benign tumor of the uterus. Prior to that, in October 2002, InSightec received authorization to affix the CE mark to the ExAblate 2000, enabling it to market the system in the European Economic Area for the treatment of uterine fibroids. InSightec also has regulatory approval for the ExAblate 2000 for uterine fibroids in Russia, Taiwan, Australia and Singapore. InSightec is also in various stages of development and clinical research for the application of its MRgFUS technology to the treatment of other types of benign and malignant tumors. These additional applications are being developed to take advantage of the modular design of the ExAblate 2000, which enables it to function as a common platform for multiple MRgFUS-based surgical applications. Currently, InSightec has an installed base of 36 units around the world in academic hospitals, community hospitals, MRI clinics and physician-formed joint ventures. The ExAblate 2000 is operable only with certain MRI systems manufactured by GE. InSightec estimates that the ExAblate 2000 is compatible with approximately 2,400, or 34%, of the estimated 7,000 MRI systems installed in the United States. InSightec recently signed an exclusive worldwide (except for Russia and Japan) sales and marketing agreement with GE with respect to the ExAblate 2000. InSightec believes that its relationship with GE will enable us to leverage GE's marketing and sales resources to accelerate its market penetration.

     As of December 31, 2005, the principal shareholders of InSightec were EMI (69.40% shareholder and 52.15% shareholder on a fully diluted basis), GE (25.25% shareholder and 20.63% shareholder on a fully diluted basis) and MTA (3.87% shareholder and 6.87% shareholder on a fully diluted basis). The remaining holdings of InSightec are held by employees, directors and officers.

     OTHER ACTIVITIES

     Mango is an apparel company that owns the distribution and retail rights in Israel to the international retail brand name MANGO-MNG(TM). Mango currently leases six stores in Israel and the key elements of Mango's strategy are to increase sales to existing and new customers by adjusting our pricing strategy and market behavior, localize and enhance the Mango brand in Israel by improving its marketing and branding strategy, open new stores in strategic locations across Israel with emphasis on opening smaller shops of 250-300 square meters rather than stores of larger square meters, and reduce the percentage of outlet stores out of the total Mango stores in Israel, and relocate the outlet stores to the suburbs.

     In addition to our core operations, we hold interests in various companies which are not significant to our results of operations.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment in Elbit Medical Imaging Ltd. The risks and uncertainties described below are not the only ones facing the Company, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

RISKS RELATING TO THE SHOPPING AND ENTERTAINMENT CENTERS BUSINESS

SUITABLE LOCATIONS ARE CRITICAL TO THE SUCCESS OF A SHOPPING AND ENTERTAINMENT CENTER.

     The choice of suitable locations for the development of shopping and entertainment center projects is an important factor in the success of the individual projects. Ideally, these sites should be located: (i) within the city center, with well-developed transportation infrastructure (road and rail) located in close proximity to facilitate customer access; and (ii) within local areas with sufficient population to support the centers. If we are not able to find sites in the target cities which meet these criteria, either at all or at viable prices, this may materially adversely affect our business and results of operation.

     Historically, most of the centers developed by us have been in Budapest and other locations in Hungary. We do not currently believe that there are additional suitable locations for the development of shopping and entertainment centers in Hungary beyond those currently under development that satisfy our investment criteria. Therefore, our future success will depend in large part on our ability to identify locations and develop centers in other countries where we may have less experience and less market knowledge than in Hungary. As a result, we may not be as successful in the identification and development of future projects as we have been historically in Hungary.

ZONING RESTRICTION AND LOCAL OPPOSITION CAN DELAY OR PRECLUDE CONSTRUCTION OF A CENTER.

     Sites which meet our criteria must be zoned for commercial activities of the type contained in shopping and entertainment centers. In instances where the existing zoning is not suitable or in which the zoning has yet to be determined, we will apply for the required zoning classifications. This procedure may be protracted, particularly in countries where the bureaucracy is cumbersome and inefficient, and we cannot be certain that the process of obtaining proper zoning will be completed with sufficient speed to enable the centers to open ahead of the competition or at all. Opposition by local residents to zoning and/or building permit applications may also cause considerable delays. Certain of our site acquisitions are conditioned upon the grant of a building permit. In addition, arbitrary changes to applicable zoning may jeopardize projects that have already commenced. For example, a ministerial decision was issued in Greece which changed the land use of certain property owned by our Greek subsidiary and as a result thereof a shopping and entertainment center may not be built on such land. See "Item 4. Information on the Company - B. Business Overview - Shopping and Entertainment Centers - Other Real Estate Properties" of our Annual Report on Form 20-F for the fiscal year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission on June 30, 2006 (the "2005 20-F"). Therefore, if we cannot receive zoning approvals or if the procedures for the receipt of such zoning approvals are delayed, our cost will increase which will have an adverse affect on our business.

WE DEPEND ON CONTRACTORS AND SUBCONTRACTORS TO CONSTRUCT OUR CENTERS.

     We rely on subcontractors for all of our construction and development activities. If we cannot enter into subcontracting arrangements on terms acceptable to us or at all, we will incur additional costs which will have an adverse affect on our business. The competition for the services of quality contractors and subcontractors may cause delays in construction, thus exposing us to a loss of our competitive advantage. Subcontracting arrangements may be on less favorable terms than would otherwise be available, which may result in increased development and construction costs. By relying on subcontractors, we become subject to a number of risks relating to these entities, such as quality of performance, varied work ethics, performance delays, construction defects and the financial stability of the subcontractors. A shortage of workers would have a detrimental effect on us and our subcontractors and, as a result, on our ability to conclude the construction phase on time and within budget. We generally require our subcontractors to provide bank guarantees in our favor to financially secure their performance. In the event the subcontractor fails to perform, the bank guarantees provide for a monetary payment to us. The guarantees do not, however, obligate the subcontractors to complete the project and may not adequately cover our costs of completing the project or our lost profits during the period while alternative means of completing the project are sought.

DELAYS IN THE COMPLETION OF CONSTRUCTION PROJECTS COULD AFFECT OUR SUCCESS.

     An important element in the success of our shopping and entertainment center projects is the short construction time (generally 12 to 18 months from the receipt of building permits, depending on the size of the project), and our ability to open the centers ahead of our competition, particularly in cities which do not have shopping and entertainment centers of the type constructed by us.

     This makes us subject to a number of risks relating to these activities, including:

          o    delays in obtaining zoning and other approvals;

          o    the unavailability of materials and labor;

          o the abilities of sub-contractors to complete work competently and on schedule;

          o the surface and subsurface condition of the land underlying the project;

          o    environmental uncertainties;

          o    extraordinary circumstances or "acts of god"; and

          o ordinary risks of construction that may hinder or delay the successful completion of a particular project.

     In addition, under our development contracts with local municipalities, we have deadlines for most of our projects (subject to limited exceptions). If construction of a project does not proceed in accordance with our schedule, we may in some instances be required to pay penalties to the vendor (usually local municipalities) based on the extent of the delay and in isolated instances to forfeit rights in the land. The failure to complete a particular project on schedule or on budget may have a material adverse effect on our business, prospects, results of operations or financial condition.

WE ARE DEPENDENT ON ATTRACTING THIRD PARTIES TO ENTER INTO LEASE AGREEMENTS.

     We are dependent on our ability to enter into new leases on favorable terms in order to receive a profitable price for each shopping and entertainment center. We may find it more difficult to engage third parties enter into leases during periods when market rents are increasing, or when general consumer activity is decreasing. We seek agreements in principle with anchor tenants (such as the operators of cinemas, supermarkets, department stores and electrical appliances stores), either generally or on a property-by property basis, prior to entering into a formal lease. The termination of a lease by any anchor tenant may adversely affect the relevant specific shopping and entertainment center and the price obtainable for it. The failure of an anchor tenant to abide by these agreements may cause delays, or result in a decline in rental income (temporary or long term), the effect of which we may not be able to offset due to difficulties in finding a suitable replacement tenant.

OUR RESULTS OF OPERATIONS MAY BE AFFECTED BY RETAIL CLIMATES AND TENANT BANKRUPTCIES.

     Bankruptcy filings by retailers are normal in the course of our operations. We are continually re-leasing vacant spaces arising out of tenant terminations. Pressures that affect consumer confidence, job growth, energy costs and income gains can affect retail sales growth, and a continuing soft economic cycle may impact our ability to find new tenants for property vacancies that result from store closings or bankruptcies.

GENERAL ECONOMIC CONDITIONS IN A REGION WILL AFFECT OUR TENANTS.

     If an economic recession occurs, the demand and rents for neighborhood and community shopping and entertainment centers could decline and adversely affect our financial condition and results of operations. Our financial condition and results of operations could also be adversely affected if our tenants are unable to make lease payments or fail to renew their leases as a result of declining consumer spending.

WE ARE DEPENDENT ON THE PRESENCE OF ANCHOR TENANTS.

     We rely on the presence of "anchor" tenants in our entertainment and commercial centers. Anchor stores in entertainment and commercial centers play an important part in generating customer traffic and making a center a desirable location for other tenants. The failure of an anchor store to renew its lease, the termination of an anchor store's lease, or the bankruptcy or economic decline of an anchor tenant can have a material adverse effect on the economic performance of the centers. There can be no assurance that if the anchor stores were to close or fail to renew their leases, we would be able to replace such anchor stores in a timely manner or that we could do so without incurring material additional costs and adverse economic effects. The expiration of an anchor lease at an entertainment and commercial center may make refinancing of such center difficult.

COMPETITION IS BECOMING MORE RAPID IN THE CERTAIN EASTERN EUROPEAN COUNTRIES.

The shopping and entertainment centers business in Eastern Europe is rapidly becoming more competitive, with a number of developers (particularly from Germany and France) becoming active in our target areas. The shopping and entertainment centers concept we promote is gaining increasing popularity due to its potentially high yields. Developers compete not only for patrons, but also for desirable properties, financing, raw materials, qualified contractors, experienced system consultants, expert marketing agents and skilled labor. The public bidding process (the process through which we often acquire new properties) is subject to intense competition and some of our competitors have longer operating histories and greater resources than us, all of which may limit our ability to obtain such projects. There can be no assurance that we will be successful in winning projects that we bid for or which are awarded pursuant to fixed price tenders or that we will otherwise continue to be successful in competing in Eastern Europe.

RISKS RELATING TO THE HOTEL BUSINESS

THE HOTELS INDUSTRY MAY BE AFFECTED BY ECONOMIC CONDITIONS, OVERSUPPLY, TRAVEL PATTERNS, WEATHER AND OTHER CONDITIONS BEYOND OUR CONTROL WHICH MAY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

The hotels industry may be adversely affected by changes in national or local economic conditions and other local market conditions. Our hotels generally, and in particular, in London, Amsterdam and Budapest, may be subject to the risk of oversupply of hotel rooms. Other general risks that may affect our hotels business are changes in travel patterns, extreme weather conditions, changes in governmental regulations which influence or determine wages, workers' union activities, increases in land acquisition prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other current operating expenses. Unforeseen events, such as terrorist attacks, outbreaks of epidemics and economic recessions have had and may continue to have an adverse effect on local and international travel patterns and, as a result, on occupancy rates and prices in our hotels. Downturns or prolonged adverse conditions in the real estate or capital markets or in national or local economies and difficulties in securing financing for the development of hotels could have a material adverse effect on our business, results of operations, ability to develop new projects and the attainment of our strategic goals.

COMPETITION IN THE HOTELS INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

The hotels business is highly competitive. This is particularly the case in those areas where there is an over supply of rooms, such as in London, Amsterdam and Budapest. Competitive factors within the industry include:

          o    convenience of location and accessibility to business centers;

          o    room rates;

          o    quality of accommodations;

          o    name recognition;

          o    quality and nature of service and guest facilities provided;

          o    reputation;

          o    convenience and ease of reservation systems; and

          o    the supply and availability of alternative lodging.

We operate, and intend to develop or acquire, most of our hotels in geographic locations where other hotels are or may be located. We expect to compete for guests and development sites with national chains, large franchisees and independent operators. Many of these competitors have greater financial resources and better brand name recognition than we do, and may have more established relationships with prospective franchisers, representatives in the construction industry and other parties engaged in the lodging industry. The number of competitive lodging facilities in a particular area could have a material adverse effect on our hotel occupancy and rates and, therefore, revenues of our hotels. We believe that competition within the lodging market may increase in the foreseeable future in particular in our hotels located in Eastern Europe.New or existing competitors may significantly reduce their rates or offer greater convenience, services or amenities or significantly expand or improve hotels in the markets in which we currently or may subsequently compete, thereby materially adversely affecting our business and results of operations.

ACQUIRING, DEVELOPING AND RENOVATING HOTELS INVOLVES SUBSTANTIAL RISKS, AND WE CANNOT BE CERTAIN OF THE SUCCESS OF ANY FUTURE PROJECTS.

Part of our strategy is to develop new hotels and to acquire and redevelop old or under-performing hotels. Acquiring, developing and renovating hotels involves substantial risks, including:

o costs exceeding budget or amounts agreed to with contractors, because of several factors, including delays in completion of construction;

o competition for acquisition of suitable development sites from competitors, who may have greater financial resources;

o    the failure to obtain zoning and construction permits;

o    unavailability of financing on favorable terms, if at all;

o the failure of hotels to earn profits sufficient to service debt incurred in construction or renovation, or at all;

o    the failure to comply with labor and workers' union legal requirements;

o    relationships with and quality and timely performance by contractors; and

o compliance with changes in governmental rules, regulations, planning and interpretations.

As of May 31, 2006, we were involved in the following construction hotel projects: (i) we commenced the renovation and the refurbishment of the Bucuresti Hotel in Bucharest, Romania; and (ii) we commenced the internal renovation of the Ballet Institute Building in Budapest, Hungary. We cannot be certain that present or future development or renovation will be successful. If we are not successful in future projects, it will have a material adverse affect on our business. For successful growth, we must be able to develop or acquire hotels on attractive terms and integrate the new or acquired hotels into our existing operations. For acquired hotels, we must consolidate management, operations, systems, personnel and procedures, which may not be immediately possible due to collective labor agreements or other legal or operational obstacles. Any substantial delays or unexpected costs in this integration process could materially affect our business, financial condition or results of operations. We cannot be certain that our newly acquired hotels will perform as we expect or that we will be able to realize projected cost savings.

CONTINUOUS DELAYS WITH RESPECT TO RENOVATIONS OF THE PHYSICAL ENVIRONMENT APPROXIMATE TO THE ASTRID PARK PLAZA HOTEL IN BELGIUM MAY CONTINUE TO HAVE AN ADVERSE EFFECT ON ITS OPERATIONS.

The Municipality of Antwerp is engaged in extensive construction in the Astridplein, located directly opposite the Astrid Park Plaza Hotel since 2000. The construction is intended to prepare the square to accommodate the increased traffic which will result once the TGV services to the railway station located adjacent to the square become operational. The completion of this construction has been delayed several times, and has caused and continues to cause obstructions to access to the hotel. In the past, this had an adverse effect on the occupancy rate at our hotel and on the performance of the Aquatopia attraction located within the hotel. The continuation of the construction, the permanent changes to the traffic flow around the hotel and the less convenient access for the hotel's patrons may have an adverse effect on our results of operations.

WE DEPEND ON PARTNERS IN OUR JOINT VENTURES AND COLLABORATIVE ARRANGEMENTS.

We own interests in seven operational hotels and are developing two additional hotels, in partnership with other entities, including in particular, the Red Sea Group of companies ("Red Sea") (for information regarding our partnership with Red Sea, see "Item 4. Information on the Company - B. Business Overview - Hotels" of the 2005 20-F). Red Sea is engaged in the initiation and development of residential and commercial real estate projects in Israel and in the operation of chain of hotels and income producing real estate abroad. We may in the future enter into joint ventures or other collaborative arrangements. Our investments in these joint ventures, including in particular our numerous partnerships with Red Sea, may, under certain circumstances, be subject to (i) the risk that one of our partners may become bankrupt or insolvent, which may cause us to be unable to fulfill our financial obligations, may trigger a default under our bank financing agreements or, in the event of a liquidation, may prevent us from managing or administering our business; (ii) the risk that one of our partners may have economic or other interests or goals that are inconsistent with our interests and goals, and that such partner may be in a position to veto actions which may be in our best interests; and (iii) the possibility that disputes may arise regarding the continued operational requirements of our hotels that are jointly owned.

WE RELY ON MANAGEMENT AGREEMENTS WITH PARK PLAZA WHICH MAY NOT PROVIDE THE INTENDED BENEFITS, AND MAY BE TERMINATED.

All of the operating hotels in which we have an interest (other than the Centreville Apartment hotel in Bucharest) are either directly or indirectly operated under long-term management agreements with Park Plaza. Park Plaza is the franchisee for certain territories under territorial license and franchise agreements with Golden Wall Investment Ltd., which entitles Park Plaza to use the "Park Plaza" tradename. Any significant decline in the reputation of Park Plaza or in its ability to ensure the performance of our hotels at anticipated levels could adversely affect our results of operations. If for any reason Park Plaza loses its principal franchise, we will automatically lose our ability to use the Park Plaza name and other benefits, in which case we may suffer in the areas of brand name recognition, marketing, and centralized reservations systems provided by Park Plaza, which, in turn, could materially affect our operations. If our agreement with Park Plaza is terminated, we would not be certain that we would be able to obtain alternative management services of the same standard on similar or better terms.

OUR AGREEMENTS WITH PARK PLAZA AND THE REZIDOR GROUP IMPOSE OBLIGATIONS ON US THAT MAY FORCE US TO INCUR SIGNIFICANT COSTS.

Our agreements with Park Plaza (for the management of the operational hotels) and the Rezidor group (for the future management of two hotels, which are currently under construction and/or renovation: the National Ballet Building in Hungary, which is intended to be operated under the "Regent" brand name, and the Bucuresti hotel in Bucharest, which is intended to be operated under the brand name "Radisson SAS") contain specific standards for, and restrictions and limitations on, hotel operation and maintenance. These standards, restrictions and limitations may conflict with our priorities, and impose capital demands upon us. In addition, Park Plaza and the Rezidor group may alter their standards or hinder our ability to improve or modify our hotels. In order to comply with their requirements, or alternatively, to change a franchise affiliation for a particular hotel and disassociate ourselves from any of the "Park Plaza", "Regent" or "Radisson" tradenames, we may be forced to incur significant costs or make capital improvements.

THE VALUE OF OUR INVESTMENT IN OUR HOTEL PROPERTIES IS SUBJECT TO VARIOUS RISKS RELATED TO OWNERSHIP AND OPERATION OF REAL PROPERTY.

Our investment in hotel properties is subject to varying degrees of risk related to the ownership and operation of real property. The intrinsic value of our hotels and income from the hotels may be materially adversely affected by:

     o changes in global and national economic conditions, including global or national recession;

     o a general or local slowdown in the real property, market which may make it difficult to sell a property;

     o political events that may have a material adverse effect on the hotel industry;

     o competition from other lodging facilities, and oversupply of hotel rooms in a specific location;

     o material changes in operating expenses, including as a result of changes in real property tax systems or rates;

     o    changes in the availability, cost and terms of financing;

     o    the effect of present or future environmental laws;

     o    our ongoing need for capital improvements and refurbishments; and

     o    material changes in governmental rules and policies.

OUR OWNERSHIP RIGHTS IN THE BUCURESTI HOTEL HAVE BEEN CHALLENGED.

Since we acquired a controlling interest in the Bucuresti Hotel complex in Bucharest, Romania (which includes the Bucuresti Hotel and the Centerville apartment hotel), we have encountered a number of attempts to challenge both the validity of the acquisition of the complex and our control over the company owning the rights to the hotel. To date, two claims have been filed challenging our ownership in the Bucuresti Hotel Complex both of which are currently pending in the Bucuresti court of appeal (See "Item 8. Financial Information - Legal Proceedings" of the 2005 20-F). In addition, another appeal to the Romanian Supreme Court was filed requesting to nullify the public tender for the sale of Bucuresti shares, the privatization contract and the transfer of the Bucuresti shares to our Company, Domino. We anticipate, based on our legal counsel's advice, that the appeal will be rejected by the Supreme Court. Nevertheless, if any of the above appeals will be accepted, our results of operation will be materially adversely affected

RISKS RELATING TO BOTH THE SHOPPING AND ENTERTAINMENT CENTERS BUSINESS AND TO THE HOTEL BUSINESS

THE FAILURE TO COMPLY WITH GOVERNMENT REGULATION MAY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS

Both the shopping and entertainment centers business and the hotel industry are subject to numerous national and local government regulations, including those relating to building and zoning requirements and fire safety control. In addition, we are subject to laws governing our relationships with employees, including minimum wage requirements, overtime, working conditions, and work permit requirements, and in some localities to collective labor agreements. A determination that we are not in compliance with these regulations could result in the imposition of fines, an award of damages to private litigants and significant expenses in bringing our shopping and entertainment centers and hotels into compliance with the regulations. In addition, our ability to dismiss unneeded staff may be hampered by local labor laws and courts which traditionally favor employees in disputes with former employers, particularly in countries with strong socialist histories such as those in Eastern Europe.

WE MAY BE HELD LIABLE FOR DESIGN OR CONSTRUCTION DEFECTS OF THIRD-PARTY CONTRACTORS.

We rely on the quality and timely performance of construction activities by third-party contractors. Claims may be asserted against us by local government and zoning authorities or by third parties for personal injury and design or construction defects. These claims may not be covered by the professional liability insurance of the contractors or of the architects and consultants. These claims may give rise to significant liabilities.

WE MAY BE AFFECTED BY SHORTAGES IN RAW MATERIALS AND EMPLOYEES.

     The building industry may from time to time experience fluctuating prices and shortages in the supply of raw materials as well as shortages of labor and other materials. The inability to obtain sufficient amounts of raw materials and to retain efficient employees on terms acceptable to us may result in delay in the construction of the project and increase in the budget of the project and, consequently may have a material adverse effect on the results of our operations.

WE MAY EXPERIENCE FLUCTUATIONS IN OUR ANNUAL AND QUARTERLY RESULTS AS A RESULT OF OUR OPENING NEW CENTERS, ENTERING INTO NEW BUSINESSES AND DISPOSING OF OTHER CENTERS, HOTELS OR OTHER BUSINESSES.

     We periodically review our business to identify properties or other assets that we believe either no longer complement our business, or could be sold at significant premiums. We are focused on restructuring and enhancing real estate returns and monetizing investments and from time to time, attempt to sell these identified properties and assets, refinance our properties and raise capital directly or by our subsidiaries. There can be no assurance, however, that we will be able to complete dispositions on commercially reasonable terms or at all. We also periodically review our business to identify opportunities for the acquisition or development of new centers and/or hotels. There can be no assurance that we will be able to develop or acquire centers and/or hotels that will become successful. As a result of our disposition and acquisition or development of centers, we may experience significant fluctuations in our annual and quarterly results. As a result, we believe that period-to-period comparisons of our historical results of operations may not necessarily be meaningful and that investors should not rely on them as an indication for future performance.

FACTORS THAT AFFECT THE VALUE OF OUR REAL-ESTATE ASSETS AND OUR INVESTMENTS MAY ADVERSELY CHANGE AND THEREFORE WE WILL NEED TO CHARGE AN IMPAIRMENT LOSS NOT PREVIOUSLY RECORDED.

     Certain specific circumstances may affect the fair value of our real estate assets (operating or under construction) and investments. An impairment loss not previously recorded may be required and/or depreciation may be accelerated, upon the occurrence of one or more of the following circumstances:

     (i) ABSENCE OF OR MODIFICATIONS TO PERMITS OR APPROVALS. A construction permit may be revoked as a result of unauthorized delays in commencing construction; a construction permit may be cancelled altogether under certain circumstances, such as where the use of land does not correspond to the permitted usage; a need for a revised construction permit arises by reasons of governmental or other instructions to carry out modifications to our original architectural plans so as to comply, among other things, with environmental and traffic impact plan or obtain archeological clearance; new laws and regulations are enacted which limit the use of our land for structures other than centers or hotels; voluntary modifications to original plans where we encounter opportunities to substantially upgrade our project by acquisitions of adjacent land plots or expansion of original project or otherwise, may trigger the need for a revision to or modification of the issued construction permit if the permit becomes inapplicable; a revised construction permit may be required where changes occur to zoning plans which indirectly affect our proposed commercial center; a new, revised permit, when required, may nevertheless be denied for reasons beyond our control or following our failure to fulfill preconditions or otherwise;

     (ii) STRATEGY IN RESPECT OF LONG TERM LEASE COMMITMENTS. In commercial centers, where a significant part of the rental areas is subject to long term leases with a small group of retailers which is distinguished (from other lessees) by a direct correlation between the rental fees paid by such retailer and the revenues from their respective rental areas, we may be exposed to a risk of rental fees rates being significantly lower than originally anticipated. A material decline in the long run in the business operations of such retailers may therefore, have an adverse affect on the results of operations of these commercial centers as well as on their recoverable amount. Other commercial centers, the rental areas of which have not been fully rented or which we have designated for an interim period as free of charge public areas, may be required to alter their original designation of use so as to serve, in the best optimal manner, our strategy for the center. Should these areas remain vacant or public, for a period longer than originally anticipated, our long-term cash flows may be negatively impacted and, as a result, it may decrease the value of the center;

     (iii) EXTERNAL INTERRUPTIONS. Circumstances having significant impact on our real estate may include extensive and continuous infrastructure works carried out by municipalities or other legal authorities. Delays in completion of such works, beyond the anticipated target, may cause harm and damages to the results of operations of the real estate; and

     (iv) LEGAL ISSUES AND OTHER UNCERTAINTIES. Lawsuits that are pending, whether or not we are a party thereto, may have a significant impact on our real estate assets and/or on certain of our shareholding rights in the companies owning such assets. Certain laws and regulations, applicable to our business in certain countries where the legislation process undergoes constant changes, may be subject to frequent and substantially different interpretations; agreements which may be interpreted by governmental authorities so as to shorten term of use of real estate, and which may be accompanied with a demand to demolish the construction thereon erected, be that with or without compensation, may significantly affect the value of such real estate asset.

     Since market conditions and other parameters (such as macroeconomic environment trends, and others), which affect the fair value of our real-estate and investment, vary from time to time, the fair value may not be adequate on a date other than the date the measurement was executed (immediately prior to the balance sheet date). In the event the projected forecasts regarding the future cash flows generated by those assets are not met, we may have to record an additional impairment loss not previously recorded.

RISKS RELATING TO THE IMAGE GUIDED TREATMENT BUSINESS

INSIGHTEC IS CURRENTLY DEPENDENT ON SALES OF THE EXABLATE 2000 FOR THE TREATMENT OF UTERINE FIBROIDS FOR VIRTUALLY ALL OF ITS REVENUE.

         The ExAblate 2000 is in an early stage of commercialization. InSightec received FDA approval in October 2004 to market the ExAblate 2000 in the United States only for the treatment of uterine fibroids. InSightec expects sales of the ExAblate 2000 for this application to account for virtually all of its revenues for the foreseeable future, depending upon the timing of regulatory approval of additional applications for the ExAblate 2000. As a result, factors adversely affecting InSightec's ability to sell, or pricing of or demand for, InSightec's product for this application would have a material adverse effect on its financial condition and results of operations, which would in turn adversely affect the Company's results of operations.

IF THE EXABLATE 2000 DOES NOT ACHIEVE BROAD MARKET ACCEPTANCE FOR THE TREATMENT OF UTERINE FIBROIDS, INSIGHTEC WILL NOT BE ABLE TO GENERATE SUFFICIENT SALES TO SUPPORT ITS BUSINESS.

     InSightec must achieve broad market acceptance of the ExAblate 2000 for the treatment of uterine fibroids among physicians, patients and third party payors in order to generate a sufficient amount of sales to support its business. Physicians will not recommend the use of the ExAblate 2000 unless InSightec can demonstrate that it produces results comparable or superior to existing treatments for uterine fibroids. If long-term patient studies do not support InSightec's existing clinical results, or if they indicate that the use of the ExAblate 2000 has negative side effects on patients, physicians may not adopt or continue to use the ExAblate 2000. Even if InSightec demonstrates the effectiveness of the ExAblate 2000, physicians may still not use the system for a number of other reasons. Physicians may continue to recommend traditional uterine fibroid treatment options simply because those methods are already widely accepted and are based on established technologies. Patients may also be reluctant to undergo new, less established treatments for uterine fibroids. If, due to any of these factors, the ExAblate 2000 does not receive broad market acceptance among physicians or patients, InSightec will not generate significant sales. In this event, InSightec's business, financial condition and results of operations would be seriously harmed, and InSightec's ability to develop additional treatment applications for the ExAblate 2000 would be adversely affected.

IF PHYSICIANS, HOSPITALS AND OTHER HEALTHCARE PROVIDERS ARE UNABLE TO OBTAIN COVERAGE AND SUFFICIENT REIMBURSEMENT FROM THIRD PARTY HEALTHCARE PAYORS FOR TREATMENT PROCEDURES USING THE EXABLATE 2000, INSIGHTEC MAY BE UNABLE TO GENERATE SUFFICIENT SALES TO SUPPORT ITS BUSINESS.

     Demand for the ExAblate 2000 is likely to depend substantially on the extent to which sufficient reimbursement for treatment procedures using InSightec's system will be available from third party payors such as private health insurance plans and health maintenance organizations and, to a lesser degree, government payor programs such as Medicare and Medicaid. In the United States, the assignment of a Current Procedural Terminology, or CPT, code is generally necessary to facilitate claims for reimbursement. In July 2004, two CPT III codes were implemented allowing to track the use of the ExAblate 2000 system to treat uterine fibroids. However, the assignment of these codes does not require third party payors to provide reimbursement for procedures performed with the ExAblate 2000. InSightec believes that third party payors will not provide reimbursement on a national basis for treatments using the ExAblate 2000 unless InSightec can generate a sufficient amount of data through long-term patient studies to demonstrate that such treatments produce favorable results in a cost-effective manner relative to other treatments. Furthermore, InSightec could be adversely affected by changes in reimbursement policies of private healthcare or governmental payors to the extent any such changes affect reimbursement for treatment procedures using the ExAblate 2000. If physicians, hospitals and other healthcare providers are unable to obtain sufficient coverage and reimbursement from third-party payors for treatment procedures using the ExAblate 2000, InSightec may be unable to generate sufficient sales to support its business.

     InSightec's success in non-U.S. markets also depends on treatment procedures using the ExAblate 2000 being eligible for reimbursement through government-sponsored healthcare payment systems, private third-party payors and labor unions. Reimbursement practices vary significantly from country to country and within some countries, by region. Many non-U.S. markets have government-managed healthcare systems that control reimbursement for new products and procedures. Other non-U.S. markets have private insurance systems, labor union-sponsored programs and government-managed systems that control reimbursement for new products and procedures. To date, only one third party payor, a health maintenance organization in Israel, has approved reimbursement coverage for treatments using the ExAblate 2000. We cannot assure you that such coverage will be approved by additional payors in other markets in a timely manner, if at all, thereby materially adversely affecting our resutls our operation. In the event that InSightec is unable to timely obtain acceptable levels of reimbursement coverage in its targeted markets outside of the United States, InSightec's ability to generate sales may be adversely affected.

INSIGHTEC'S FUTURE GROWTH SUBSTANTIALLY DEPENDS ON ITS ABILITY TO DEVELOP AND OBTAIN REGULATORY CLEARANCE FOR ADDITIONAL TREATMENT APPLICATIONS FOR THE EXABLATE 2000.

     Currently, InSightec has received regulatory approvals to market the ExAblate 2000 in the United States, Israel, Russia, Taiwan, Australia, Singapore and the European Union Economic Area, or EEA, which is comprised of the member nations of the European Union and certain additional European nations, solely for the treatment of uterine fibroids. InSightec's objective is to expand the use of the ExAblate 2000 by developing and introducing new treatment applications. InSightec is currently in various stages of product development and clinical studies for a number of new treatment applications for the ExAblate 2000. It will be required to obtain FDA approval in the United States and other regulatory approvals outside of the United States before marketing the ExAblate 2000 for these additional treatment applications. Furthermore, InSightec cannot guarantee that InSightec's product development activities for these other applications will be successful and in such event, InSightec's future growth will be harmed. In particular, InSightec's future oncology treatment applications are subject to significant risks since these applications must be able to demonstrate complete ablation of malignant tumors. If InSightec is unable to demonstrate this degree of efficacy, its future oncology treatment applications may not prove to be successful. In addition, assuming product development is successful, the regulatory processes can be lengthy, lasting many years in some cases, and expensive. We cannot assure you that FDA approval or other regulatory approvals will be granted.

     In order to obtain FDA clearance and other regulatory approvals, and to obtain reimbursement coverage for use of the ExAblate 2000 treatment for additional applications, InSightec is required to conduct clinical studies to demonstrate the therapeutic benefits and cost-effectiveness of these new treatment applications and products. Clinical trials are expensive and may take several years to complete. If future clinical trials indicate that the ExAblate 2000 is not as beneficial or cost-effective as existing treatment methods, or that such products cause unexpected complications or other unforeseen adverse events, InSightec may not obtain regulatory clearance to market and sell the ExAblate 2000 for these additional treatment applications or obtain reimbursement coverage, and InSightec's long-term growth would be seriously harmed.

     The product development and regulatory approval process for each of InSightec's future applications is subject to a number of application-specific risks and uncertainties. For example, the life expectancy from existing surgical treatment options for breast cancer is long and the survival rate is relatively high. As a result, InSightec will have to conduct extensive clinical trials which may include several thousand participants and extend over several years of follow-up. This may delay the commercial introduction of InSightec's applications by several years. In addition, InSightec is still in the process of developing and improving clinical prototypes for its liver, bone metastatic tumors, prostate and brain treatment applications. If it is unable to surmount these challenges, as well as the challenges relating to its other future applications, its business and results of operations may be adversely affected.

INSIGHTEC IS DEPENDENT ON GENERAL ELECTRIC.

     The ExAblate 2000 is compatible only with certain of GE Healthcare, a division of the General Electric Company ("GE") Healthcare's Magnetic Resonance Imaging (MRI) systems, which may limit InSightec's potential market. A significant portion of the MRI systems in use in the United States and elsewhere are not GE MRI systems. InSightec estimates that there are over 2,400 GE MRI systems in the United States that are compatible with the ExAblate 2000 and InSightec estimates that there are a similar number of such GE MRI systems outside of the United States. InSightec has no current plans to develop a system that would be compatible with MRI systems manufactured by companies other than GE and is, therefore, limited in its target market to potential customers who already own or otherwise have access to a compatible GE MRI system, or are willing to purchase such a system in order to use the ExAblate 2000. In addition, in the event that GE is unable to effectively market its MRI systems, InSightec's ability to generate additional sales of the ExAblate 2000 may be adversely affected.

     InSightec depends on its collaboration with GE to ensure the compatibility of the ExAblate 2000 with new models of GE MRI systems and upgrades to existing GE MRI systems. GE regularly develops new models of its MRI systems, as well as new capabilities for its existing MRI systems, which could affect their compatibility with the ExAblate 2000. If InSightec is unable to receive information regarding new models of the GE MRI systems or upgrades to existing GE MRI systems, and coordinate corresponding upgrades to the ExAblate 2000 to ensure continued compatibility with new and existing GE MRI systems, its ability to generate sales of its system will be adversely affected. In addition, If InSightec is unable to coordinate new applications or upgrades with GE's research and development team, it may be unable to develop such applications or upgrades in a timely manner and its future revenue growth may be seriously harmed.

     In addition, InSightec entered into a five year exclusive worldwide (excluding Japan and Russia) sales and marketing agreement with GE with respect to the ExAblate 2000. Although the agreement does not prohibit InSightec from marketing and selling the ExAblate 2000 directly, InSightec expects that a substantial portion of its sales of the ExAblate 2000 will be developed through this agreement with GE. Since InSightec has no direct control over GE's sales and marketing personnel, InSightec must rely on incentives provided by GE to its personnel to encourage effective marketing of the ExAblate 2000, as well as contractual provisions contained in the agreement. In addition, GE has a right of first negotiation with respect to the distribution, financing and servicing of our focused ultrasound products, and the design and supply of imaging devices to be used in connection with our current and future MRgFUS products. These rights continue until five years after the sale by GE of all of our ordinary shares that it holds or, with respect to any distribution agreement, until the earlier of three years after such sale of our ordinary shares or the date on which GE fails to meet minimum thresholds provided in such distribution agreement. We cannot assure you that GE will be successful in efforts to generate sales of the ExAblate 2000 or any other products developed by us as to which it obtains distribution rights. In such event InSightec's results of operation may be materially adversely affected.

     The sales and marketing agreement does not prohibit GE from marketing or manufacturing other focused ultrasound-based products that may compete with the ExAblate 2000. In addition, GE retained the right to use certain focused ultrasound-related patents which it assigned to InSightec at the time of its formation and InSightec has granted to GE a non-exclusive license to certain of our patents derived from technology and patent rights licensed to InSightec by GE. GE may use such patents to develop its own focused ultrasound based products without InSightec's consent. In the event that GE chooses to distribute or manufacture medical devices that may compete with the ExAblate 2000 or other products based on the Magnetic Resonance Guided Focused Ultrasound (MRgFUS) technology, InSightec's sales may be adversely affected.

IF INSIGHTEC IS UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS, ITS COMPETITIVE POSITION COULD BE HARMED. THIRD-PARTY CLAIMS OF INFRINGEMENT COULD REQUIRE INSIGHTEC TO REDESIGN ITS PRODUCTS, SEEK LICENSES, OR ENGAGE IN FUTURE COSTLY INTELLECTUAL PROPERTY LITIGATION, WHICH COULD IMPACT INSIGHTEC'S FUTURE BUSINESS AND FINANCIAL PERFORMANCE.

     InSightec's success and ability to compete depend in large part upon its ability to protect its proprietary technology. InSightec relies on a combination of patent, copyright, trademark and trade secret laws, and on confidentiality and invention assignment agreements, in order to protect its intellectual property rights. A few of InSightec's patents were transferred to InSightec from GE at the time of its formation, and GE retains a non-exclusive license to make, use and sell products covered under these patents in the imaging field only without InSightec's permission. Prior to the transfer, GE had entered into cross-license agreements with respect to these patents with a number of companies, including some that may be potential competitors of InSightec. As a result of these cross license agreements, InSightec may not be able to enforce these patents against one or more of these companies.

     The process of seeking patent protection can be long and expensive, and there can be no assurance that InSightec's existing or future patent applications will result in patents being issued, or that InSightec's existing patents, or any patents which may be issued as a result of existing or future applications, will provide meaningful protection or commercial advantage to InSightec. Any issued patents may be challenged, invalidated or legally circumvented by third parties. InSightec cannot be certain that its patents will be upheld as valid, proven enforceable, or prevent the development of competitive products. Consequently, competitors could develop, manufacture and sell products that directly compete with InSightec's product, which could decrease its sales and diminish its ability to compete.

     Claims by competitors and other third parties that InSightec products allegedly infringe the patent rights of others could have a material adverse effect on InSightec's business. The medical device industry is characterized by frequent and substantial intellectual property litigation. Intellectual property litigation is complex and expensive, and the outcome of this type of litigation is difficult to predict. Any future litigation, regardless of outcome, could result in substantial expense and significant diversion of the efforts of InSightec's technical and management personnel. An adverse determination in any such proceeding could subject InSightec to significant liabilities or require InSightec to seek licenses from third parties or pay royalties that may be substantial.

RISKS RELATING TO OUR OTHER ACTIVITIES

OUR MANGO BUSINESS IS DEPENDENT ON A SINGLE FRANCHISE AND SUPPLIER WHICH COULD CAUSE DELAYS OR DISRUPTIONS IN THE DELIVERY OF OUR MANGO PRODUCTS, WHICH COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

     Mango, an apparel company which we acquired in May 2005, depends on its franchise with and supply of products from Punto Fa, S.L., a contemporary women's apparel company, and its international brand name MANGO-MNG(TM) (which supplier we refer to collectively herein as Mango International). If Mango International ends its relationship with Mango or enters into liquidation, Mango's business in Israel will be terminated. In addition, Mango relies on the supply of its products from Mango International and may face a shortage of inventory if there is a worldwide excess demand for Mango International's products. If either of these events occurs, our results of operations may be materially adversely affected.

A RISE IN WAGE LEVELS IN ISRAEL COULD ADVERSELY AFFECT MANGO'S FINANCIAL
RESULTS.

     Mango relies mainly on minimum wage employees. The Israeli government increased the applicable minimum wage effective as of July 2006. If wage levels generally, and particularly the minimum wage in Israel, increase, Mango's results of operations could be harmed.

THE APPAREL INDUSTRY IS SUBJECT TO CHANGES IN FASHION PREFERENCES. IF THE MANUFACTURER OF MANGO PRODUCTS MISJUDGES FASHION TRENDS, OR IF WE FAIL TO CHOOSE FROM THE MANGO INTERNATIONAL INVENTORY DESIGN PRODUCTS THAT APPEAL TO OUR CUSTOMERS, OUR SALES COULD DECLINE AND OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     Neither the manufacturer of Mango products nor Mango may be successful in anticipating and responding to fashion trends in the future. Customer tastes and fashion trends change rapidly. Our success depends in part on Mango International's ability to effectively anticipate and respond to changing fashion tastes and consumer demands and to translate market trends into appropriate, saleable product offerings far in advance. If Mango International is unable to successfully anticipate, identify or react to changing styles or trends and misjudges the market for its products or any new product lines, or if we fail to choose from the Mango International inventory design products that appeal to our customers' changing fashion preferences, Mango's sales will be lower and we may be faced with a significant amount of unsold finished goods inventory. As a result, we may be forced to increase our marketing promotions or price markdowns, which could have a material adverse effect on our business. Our Mango brand image may also suffer if customers believe merchandise misjudgments indicate that Mango no longer offers the latest fashions.

A CHANGE IN CUSTOMS RATES AND CUSTOM AND HARBOR STRIKES COULD ADVERSELY AFFECT MANGO'S FINANCIAL RESULTS.

     Mango is subject to Israeli customs since all of its products are imported. An increase in customs rates on Mango's products could adversely affect Mango's ability to compete against local manufacturers or with products from countries which enjoy more favorable customs rates in Israel. On the other hand, a reduction in customs rates may encourage entrance penetration of new competitors to the market. In addition, since most of Mango's products are imported, custom and harbor strikes and delays could adversely affect Mango's ability to meet customer demands and adversely affect Mango's financial results.

MANGO MAY BE UNABLE TO COMPETE FAVORABLY IN THE HIGHLY COMPETITIVE WOMEN'S APPAREL INDUSTRY, AND MANGO'S COMPETITORS MAY HAVE GREATER FINANCIAL, GEOGRAPHIC AND OTHER RESOURCES.

     The sale of fashionable women's apparel is highly competitive. Mango competes directly with a number of Israeli and international brands (such as Zara, Castro, Honigman, Renuar and Dan Casidi, some of which have longer operating histories and enjoy greater financial and marketing resources than Mango, for example, Mango's competitors may have the ability to obtain better geographic locations for their stores in commercial centers, with better traffic flow and access to customers, which would have a positive impact on their sales.

Increased competition could result in pricing pressure, increased marketing expenditures or loss of market share to Mango and adversely affect Mango's revenues and profitability. There can be no assurance that Mango will be able to compete successfully against existing or new competitors.

MANGO HAS NO CONTROL OVER FLUCTUATIONS IN THE COST OF THE RAW MATERIALS IT USES AND A RISE IN COSTS COULD HARM MANGO'S PROFITABILITY.

     Mango buys its entire inventory from Mango International, which is responsible for the design and manufacturing of all of Mango's products. The prices of the inventory that Mango purchases from Mango International are dependent on the manufacturing costs of Mango International. Mango International's manufacturing costs are substantially dependent on the prices of raw materials and level of wages in the countries where its products are manufactured. Therefore, an increase in the manufacturing costs of Mango International will cause an increase in Mango's cost of goods sold and Mango may not be able to pass on the increased costs to its customers. Such increased costs would likely adversely affect Mango's profitability, operational results and its financial condition.

A DEVALUATION OF THE NIS AGAINST THE EURO COULD HARM MANGO'S PROFITABILITY.

     Mango buys its entire inventory from Mango International. The price of this inventory is denominated in Euros. Therefore, a devaluation of the NIS against the Euro will cause an increase in Mango's cost of goods sold expressed in NIS, and Mango may not be able to pass the increased costs to its customers. This would likely adversely affect Mango's profitability, operational results and its financial conditions.

OUR VENTURE CAPITAL INVESTMENTS ARE MADE IN DEVELOPMENT STAGE COMPANIES AND INVOLVE HIGH RISKS.

Investments in biotechnology development stage companies involve high risks. These companies are subject to various risks generally encountered by new enterprises, including costly, delayed or protracted research and development programs, the need for acceptance of their products in the market place, and the need for additional financing which might not be available. We cannot be certain that the assessments we made at the time of investment in our venture capital investments, as to the quality of the concept or the prototype, will prove correct, or that there will be an adequate return on investment, if at all. If our assessment of the venture capital investments are incorrect, our results of operations may be adversely affected.

OUR VENTURE CAPITAL INVESTMENTS ARE SPECULATIVE IN NATURE AND WE MAY NEVER REALIZE ANY REVENUES OR PROFITS FROM THESE INVESTMENTS.

We cannot be certain that our venture capital investments will result in revenues or profits. Economic, governmental, regulatory and industry factors outside our control affect our venture capital investments. If our venture capital investments will not successfully implement its business plan we will not be able to realize any profits from it. Our ability to realize profits from these investments will be dependent upon the management of these companies, the success of its research and development activities, the timing of the marketing of its products and numerous other factors beyond our control.

RISKS RELATING TO ISRAEL

SECURITY AND ECONOMIC CONDITIONS IN ISRAEL MAY AFFECT OUR OPERATIONS.

     We are incorporated under Israeli law and our principal offices are located in Israel. In addition, the Arena shopping and entertainment center is located in Herzliya, Israel as well as our operations in our other activities segment, such as Mango and other venture capital investment operating in Israel. Political, economic and security conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, various armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Israel signed a peace treaty with Egypt in 1979 and a peace treaty with Jordan in 1994. As of the date of this annual report, Israel has not entered into any peace agreement with Syria or Lebanon. Since 1993, several agreements have been signed between Israel and the Palestinians, but a final agreement has not been achieved. Since October 2000, there has been a marked increase in hostilities between Israel and the Palestinians, characterized by terrorist attacks on civilian targets, suicide bombings and military incursions into areas under the control of the Palestinian Authority. These developments have adversely affected the peace process, placed the Israeli economy under significant stress, and have negatively influenced Israel's relationship with several Arab countries. In January 2006, Hamas, an Islamic movement responsible for many attacks against Israelis, won the majority of the seats in the Parliament of the Palestinian Authority. The election of a majority of Hamas-supported candidates is expected to be a major obstacle to relations between Israel and the Palestinian Authority, as well as to the stability in the Middle East as a whole. In July 2006, a conflict with Hezbollah escalated significantly on Israel's northern border. This conflict included the firing of multiple rockets by Hezbollah throughout northern Israel as well as retaliatory attacks by Israel throughout Lebanon. In addition, some neighboring countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. Restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of our business. In addition, we could be adversely affected by the interruption or curtailment of trade between Israel and its trading partners, a significant increase in the rate of inflation, or a significant downturn in the economic or financial condition of Israel.

MANY OF OUR DIRECTORS, OFFICERS AND EMPLOYEES ARE OBLIGATED TO PERFORM ANNUAL MILITARY RESERVE DUTY IN ISRAEL. WE CANNOT ASSESS THE POTENTIAL IMPACT OF THESE OBLIGATIONS ON OUR BUSINESS.

     Our directors, officers and employees who are male adult citizens and permanent residents of Israel under the age of 45 are, unless exempt, obligated to perform annual military reserve duty and are subject to being called to active duty at any time under emergency circumstances. The deteriorating security situation in the Middle East has caused, and will continue to cause, a sharp increase in the army reserve obligations of our directors, officers and employees who are subject to such reserve duty obligations. Although we have operated effectively under these requirements in the past, including during recent hostilities with the Palestinians and the war in Iraq, we cannot assess the full impact of these requirements on our workforce or business if conditions should change, and we cannot predict the effect of any increase or reduction of these requirements on us.

AN INCOME TAX REFORM IN ISRAEL MAY ADVERSELY AFFECT US.

     Effective as of January 2003, the Israeli Parliament has enacted a wide-ranging reform of the Israeli income tax system. These tax reforms have resulted in significant changes to the Israeli tax system. The main effect of this new tax reform on us is that we might be subject to additional tax arising from profits from our foreign companies which would be defined as "Controlled Foreign Companies" (CFC) in accordance with the provisions of the law. See "Item
10. Additional Information - E. Taxation - Taxation in Israel - Tax Reform in Israel" of the 2005 20-F. This may have adverse tax consequences for us.

ISRAELI COURTS MIGHT NOT ENFORCE JUDGMENTS RENDERED OUTSIDE OF ISRAEL, WHICH MAY MAKE IT DIFFICULT TO COLLECT ON JUDGMENTS RENDERED AGAINST US.

     We are incorporated in Israel. Some of our directors and officers are not residents of the United States and some of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us, and our directors and executive officers may be difficult to obtain within the United States.

     We have been informed by our Israeli legal counsel, that there is doubt as to the enforceability of civil liabilities under U.S. securities laws in original actions instituted in Israel. However, subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that all of the following terms are met: (i) the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment; (ii) the judgment can longer be appealed;
(iii) the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and (iv) the judgment is executory in the state in which it was rendered or issued..

     Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court will also not declare a foreign judgment enforceable in the occurrence of any of the following: (i) the judgment was obtained by fraud; (ii) there was no due process; (iii) the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel; (iv) the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid; or (v) at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

ANTI-TAKEOVER PROVISIONS COULD NEGATIVELY IMPACT OUR SHAREHOLDERS.

     The Israeli Companies Law of 1999 (the "Companies Law") provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of such acquisition the purchaser becomes a holder of 25% or more of the voting rights in the company. This rule does not apply if there already is another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer, if as a result of the acquisition the purchaser becomes a holder of more than 45% of the voting rights in the company. This rule does not apply if another party already holds more than 45% of the voting rights in the company.

     Furthermore, under the Companies Law, a person is not permitted to acquire shares of a public company or a class of shares of a public company, if following such acquisition such person holds 90% or more of the company's shares or class of shares, unless such person conducts a tender offer for all of the company's shares or class of shares (a "Full Tender Offer"). In the event that holders of less than 5% of the company's issued share capital or of the issued class of shares did not respond to the tender offer, then such offer will be accepted and all of the company's shares or class of shares with respect to which the offer was made will be transferred to the offeror, including all of the company's shares or class of shares held by such non-responsive shareholders that will be transferred to the offeror by way of a compulsory sale of shares. In the event that holders of 5% or more of the issued shares did not respond to the tender offer, the offeror may not purchase more than 90% of the shares or class of shares of such company.

     At the request of an offeree of a Full Tender Offer which was accepted, the court may determine that the consideration for the shares purchased under the tender offer, was lower than their fair value and compel the offeror to pay to the offerees the fair value of the shares. Such application to the court may be filed as a class action.

     The Companies Law provides that for as long as a shareholder in a publicly held company holds more than 90% of the company's shares or of a class of shares, such shareholder shall be precluded from purchasing any additional shares.

THE VIOLATION OF CERTAIN CONDITIONS UNDER THE ISRAELI TAX ORDINANCE AND/OR THE PRE-RULING ISSUED BY THE ISRAELI TAX AUTHORITIES IN CONNECTION WITH THE MERGER BY WAY OF EXCHANGE OF SHARES BETWEEN EMI AND ITS SUBSIDIARY, ELSCINT, MAY RESULT IN THE MERGER NOT BEING TREATED AS TAX EXEMPT BY THE ISRAELI TAX AUTHORITIES AND THE IMPOSITION OF CAPITAL GAINS TAX ON THE EXCHANGE OF SHARES.

     In November 2005, a merger between Elscint Limited ("Elscint"), our subsidiary, and EMI was consummated pursuant to which EMI purchased the entire outstanding share capital of Elscint not already owned by EMI and by or for the benefit of Elscint, in consideration for 0.53 ordinary shares of EMI for each 1 ordinary share of Elscint. If any requirement or condition of the merger under the Israeli Tax Ordinance [New Version] of 1961, the regulations promulgated thereunder or the pre-ruling issued by the Israeli tax authorities in connection with the merger is breached and/or is not met, the merger will not be treated as tax exempt for Israeli tax purposes. As part of the final pre-ruling issued by the Israeli tax authorities, EMI, Elscint and their controlling shareholders were subject to certain restrictions and conditions. In that event, the Israeli tax authorities may impose, in accordance with the Ordinance, Israeli capital gains tax on EMI and on the former Elscint shareholders in respect of the exchange of shares under the merger.

RISKS RELATING TO OPERATIONS IN EASTERN EUROPE

WE ARE SUBJECT TO VARIOUS RISKS RELATED TO OUR OPERATIONS IN EASTERN EUROPE, INCLUDING ECONOMIC AND POLITICAL INSTABILITY, POLITICAL AND CRIMINAL CORRUPTION.

     Many of the Eastern European countries in which we operate are countries that until the last decade were allied with the former Soviet Union under a communist economic system, and they are still subject to various risks. Certain Eastern European countries, in particular those countries that are not expected to join the European Union in the near future, are still economically and politically unstable and suffer from political and criminal corruption, lack of commercial experience, and unpredictability of the civil justice system. Certain Eastern European countries also continue to suffer from high unemployment, low wages and low literacy rates. These risks could be harmful to us and are very difficult to quantify or predict. Although many governments of the Eastern European countries have liberalized policies on international trade, foreign ownership and development, investment, and currency repatriation to increase both international trade and investment, such policies might change unexpectedly. We will be affected by the rules and regulations regarding foreign ownership of real and personal property. Such rules may change quickly and dramatically and thus may have an adverse impact on ownership and may result in a loss without recourse of our property or assets. Domestic and international laws and regulations, whether existing today or in the future, could adversely affect our ability to market and sell our products and could impair our profitability.

     Certain Eastern European countries may regulate or require governmental approval for the repatriation of investment income, capital or the proceeds of sales of securities by foreign investors. In addition, if there is deterioration in a country's balance of payments or for other reasons, a country may impose temporary restrictions on foreign capital remittances abroad. Any such restrictions may adversely affect our ability to repatriate investment loans or to remit dividends. Many emerging countries have experienced substantial, and in some periods extremely high, rates of inflation for many years. Inflation and rapid fluctuations in inflation rates have had and may continue to have negative effects on the economies and securities markets of certain emerging countries. In addition, in an attempt to control inflation, price controls at our hotels have been imposed at times in certain countries, which may affect our ability to increase our room rates.

ENVIRONMENTAL ISSUES ARE BECOMING OF INCREASING SIGNIFICANCE IN EASTERN EUROPE WHICH MAY RESULT IN DELAYS IN CONSTRUCTION AND INCREASED COSTS.

     There is increasing awareness of environmental issues in Eastern Europe. This may be of critical importance in areas previously occupied by the Soviet Army, where soil pollution may be prevalent. We generally insist upon receiving an environmental report as a condition for purchase, or alternatively, conduct environmental tests during our due diligence investigations. Also, some countries such as Poland and the Czech Republic require that a developer carry out an environmental report on the land before building permit applications are considered. Nevertheless, we cannot be certain that all sites acquired will be free of environmental pollution. If a property that we acquire turns out to be polluted, such a finding will adversely affect our ability to construct, develop and operate a shopping and entertainment center on such property, and may cause us to suffer expenses incurred in cleaning up the polluted site which may be significant. We have found sub-terranian oil storage tanks in our property in Rybnik, Poland, which caused a delay of eight months in the construction works of this center and an increase in construction costs.

WE ARE SUBJECT TO VARIOUS RISKS RELATED TO OUR OPERATIONS IN ROMANIA INCLUDING THE UNPREDICTABILITY OF THE CIVIL JUSTICE SYSTEM.

Our Bucuresti Hotel is generally affected by risks of doing business in Romania. Any foreign company or litigant may encounter difficulty in prevailing in any dispute with, or enforcing any judgment against, the Romanian government or any officers or directors under the Romanian legal system. If our ownership rights in the company that owns the Bucuresti Hotel Complex are successfully challenged, this may affect our ability to obtain compensation for our original investment. We have faced several challenges to our acquisition under the privatization contract. In addition, the privatization process itself has been challenged as illegal. All of these claims have been dismissed (See "Item 3. Key Information - D. Risk Factors - Risks Relating to the Hotel Business" above and "Item 8. Financial Information - Legal Proceedings" of the 2005 20-F).

GENERAL

IF WE ARE CHARACTERIZED AS A PASSIVE FOREIGN INVESTMENT COMPANY FOR U.S. FEDERAL INCOME TAX PURPOSE, HOLDERS OF ORDINARY SHARES MAY SUFFER ADVERSE TAX CONSEQUENCES.

     Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of the our assets are held for the production of, or produce, passive income, we will be characterized as a passive foreign investment company ("PFIC"), for U.S. federal income tax purposes. A determination that we are a PFIC could cause our U.S. shareholders to suffer adverse tax consequences, including having gains realized on the sale of our shares taxed at ordinary income rates, rather than capital gains rates and could have an adverse effect on the price and marketability of our shares. See "Item
10. Additional Information - E. Taxation- Tax consequences if we are a Passive Foreign Investment Company" of the 2005 20-F.

WE ARE SUBJECT TO VARIOUS LEGAL PROCEEDINGS THAT MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     Certain legal proceedings have been initiated against us, including litigation in connection with the change of control of EMI and our subsidiary Elscint Ltd. in May 1999 and the acquisition of the hotel businesses by Elscint in September 1999, including motions to certify such claims as class actions. See also "Item 8. Financial Information - Legal Proceedings" of the 2005 20-F. A claim has also been made by an individual that a percentage of EMI and certain of our subsidiaries belongs to him. We cannot estimate the results of these proceedings. A determination against us in some or all of these proceedings may materially adversely affect our results of operations.

WE HAVE SIGNIFICANT CAPITAL NEEDS AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE.

     The sectors in which we compete are capital intensive. We require substantial up-front expenditures for land acquisition, development and construction costs as well as certain investments in research and development. In addition, following construction capital expenditures are necessary to maintain the centers in good condition. As part of our growth strategy, we intend to acquire, renovate and redevelop additional hotels and to develop new hotels. In addition, in order for our hotels to remain competitive, they must be maintained and refurbished on an ongoing basis. Accordingly, we require substantial amounts of cash and construction financing from banks for our operations and require financing for the development, renovation and maintenance of our hotels. We cannot be certain that such external financing would be available on favorable terms or on a timely basis or at all. In addition, construction loan agreements generally permit the draw down of the loan funds against the achievement of pre-determined construction and space leasing milestones. If we fail to achieve these milestones, the availability of the loan funds may be delayed, thereby causing a further delay in the construction schedule. If we are not successful in obtaining financing to fund our planned projects and other expenditures, our ability to undertake additional development projects may be limited and our future profits and results of operations could be materially adversely affected. Our inability to obtain financing may affect our ability to construct or acquire additional centers and hotels, and we may experience delays in planned renovation or maintenance of our hotels that could have a material adverse affect on our results of operations.

OUR HIGH LEVERAGE COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

     We are highly leveraged and have significant debt service obligations. As of June 30, 2006, we had total debts to banks and other financial institutions in the aggregate amount of NIS 2,258 million (approximately $491 million). In addition, we and our subsidiaries may incur additional debt from time to time to finance acquisitions or capital expenditures or for other purposes. We will have substantial debt service obligations, consisting of required cash payments of principal and interest, for the foreseeable future.

     Our lenders require us to maintain and comply with certain financial and operational covenants. Our ability to comply with these covenants may be affected by events beyond our control. A breach of any of the covenants in our debt instruments or our inability to comply with the required covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on us. In the event of any default under the loan agreements, the lenders thereunder could elect to declare all borrowings outstanding immediately due together with accrued and unpaid interest and other fees. Furthermore, in the event of any default under the loan agreements, such loans could be reclassified as short-term debt. Such classification in our financial statements may improperly reflect our working capital ratio as well as other financial indicators since the assets which were financed by these loans are classified as non-current assets. As a result of our substantial indebtedness:

     o we could be more vulnerable to general adverse economic and industry conditions;

     o we may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

     o we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other projects;

     o we may have limited flexibility in planning for, or reacting to, changes in our business and in the industry; and

     o we may have a competitive disadvantage relative to other companies in our business segments with less debt.

     We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot guarantee that we will be able to refinance our indebtedness on commercially reasonable terms or at all. We have the ability under our debt instruments to incur substantial additional indebtedness and any additional indebtedness we incur could exacerbate the risks described above.

RESULTS OF OPERATIONS FOR US FLUCTUATE DUE TO THE SEASONALITY OF OUR VARIOUS BUSINESSES.

     The annual revenues and earnings of our shopping and entertainment centers business, hotels business and Mango, are substantially dependent upon general business activity, vacation and holiday seasons and the influence of weather conditions. As a result, changes in any of the above have a disproportionate effect on the annual results of operations of our shopping and entertainment centers, hotels and Mango businesses.

ONE OF OUR SHAREHOLDERS BENEFICIALLY OWNS A SUBSTANTIAL AMOUNT OF OUR ORDINARY SHARES AND, THEREFORE, EFFECTIVELY CONTROLS OUR AFFAIRS.

     As of May 31, 2006, Mordechay Zisser, the Executive Chairman of our board of directors, held, directly or indirectly, approximately 48.73% of our issued share capital. As a result of such holdings he has the ability, in effect, to elect the members of our board of directors and to effectively control our business.

A LOSS OF THE SERVICES OF MEMBERS OF THE SENIOR MANAGEMENT OF EMI, INCLUDING IN PARTICULAR THAT OF MR. MORDECHAY ZISSER, COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS

     We depend on the continued services of the members of our senior management team, including in particular that of Mr. Mordechay Zisser, our Executive Chairman of the board of directors. Any loss of the services of Mr. Mordechay Zisser or other member of our senior management team could result in the loss of expertise necessary for us to succeed, which could cause our revenues to decline and impair our ability to meet our objectives.

OUR ANNUAL AND QUARTERLY RESULTS MAY VARY WHICH MAY CAUSE THE MARKET PRICE OF OUR ORDINARY SHARES TO DECLINE.

     We have experienced at times in the past, and may in the future experience, significant fluctuations in our quarterly and annual operating results which may cause the market price of our ordinary shares to decline. These fluctuations may be caused by various factors, particularly due to significant sales of our properties and the frequency of such transactions. During 2005, we changed our business strategy to the entrepreneurship and development of shopping and entertainment centers supported by short term management and operation activities with the principal objective of founding and stabilizing the centers in order to sell them during their construction or as closely as possible to their completion. Our decision to sell properties is based on various factors, including market conditions, and we cannot predict when such sales will actually occur. Accordingly, investors should not rely on the results of any past periods as an indication of our future performance. It is likely that in some future periods, our operating results may be below expectations of public market analysts or investors. If this occurs, our share price may drop.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders to others.

                              SELLING SHAREHOLDERS

     The ordinary shares to which this reoffer prospectus relates are being registered for reoffers and resales by the selling shareholders, who acquired the ordinary shares pursuant to the Plan.

     The table below sets forth with respect to the selling shareholders based upon information available to us as of August 16, 2006, the number of ordinary shares beneficially owned, the number of ordinary shares registered by this reoffer prospectus, and the number and percent of outstanding ordinary shares that will be owned after the sale of the registered ordinary shares assuming the sale of all of the registered ordinary shares. Since the selling shareholders may sell all, some or none of their ordinary shares, no estimate can be made of the aggregate number of shares that are to be offered by this reoffer prospectus or that will be owned for the direct or indirect account of the selling shareholder upon completion of the offering to which this reoffer prospectus relates. The selling shareholders may offer the ordinary shares for sale from time to time. See "Plan of Distribution."

         Unless otherwise described below, to our knowledge, no selling shareholder, who is an affiliate, nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

                                                                                         NUMBER OF    PERCENTAGE OF
                                                    ORDINARY SHARES  ORDINARY SHARES     ORDINARY  OUTSTANDING SHARES
       NAME OF SELLING                                BENEFICIALLY   COVERED BY THIS   SHARES OWNED      OWNED
         SHAREHOLDER                   POSITION         OWNED(1)    REOFFER PROSPECTUS  AFTER SALE     AFTER SALE
-------------------------------  -------------------   ----------       ----------      ----------     ----------
Mordechay Zisser                      Executive
13 Mozes St., Tel-Aviv,            Chairman of the
Israel                                  Board          12,753,634(2)       350,000      12,403,634          48.07
-------------------------------  -------------------   ----------       ----------      ----------     ----------
Shimon Yitzhaki                     President and
13 Mozes St., Tel-Aviv, Israel        Director             83,765           35,783          83,765           0.33
-------------------------------  -------------------   ----------       ----------      ----------     ----------
Rachel Lavine
13 Mozes St., Tel-Aviv, Israel        Director             17,311           29,819          17,311           0.07
-------------------------------  -------------------   ----------       ----------      ----------     ----------
Abraham (Rami) Goren
13 Mozes St., Tel-Aviv, Israel        Director             47,700           19,880          47,700           0.19
-------------------------------  -------------------   ----------       ----------      ----------     ----------
Joshua Shuki Forer
10 Hapashos St. Rehovot,
Israel                                Director              6,000            5,964           6,000           0.02
-------------------------------  -------------------   ----------       ----------      ----------     ----------
David Rubner
11 Amal St., Park Afek, Rosh
Ha'ain, Israel                        Director                  0           11,928               0              0
-------------------------------  -------------------   ----------       ----------      ----------     ----------
Zvi Tropp
22 Chen Avenue Rehovot,
Israel                                Director                  0           11,928               0              0
-------------------------------  -------------------   ----------       ----------      ----------     ----------
Yosef Apter
D.N. Efraim Shilo
Israel                                Director                  0           11,928               0              0
-------------------------------  -------------------   ----------       ----------      ----------     ----------
Moshe Lion
38 Ben Zwi St. Givataim
Israel                                Director             13,250            6,660          13,250           0.05
-------------------------------  -------------------   ----------       ----------      ----------     ----------
Shmuel Perets
21 Zofit St. Neve Amit,
Rehovot, Israel                       Director                  0            6,660               0              0
-------------------------------  -------------------   ----------       ----------      ----------     ----------
Marc Lavine                       General Counsel,
13 Mozes St., Tel-Aviv,               Corporate
Israel                                Secretary                 0           18,886               0              0
-------------------------------  -------------------   ----------       ----------      ----------     ----------
Dudi Machluf                       Chief Financial
13 Mozes St., Tel-Aviv, Israel         Officer                  0           18,886               0              0
-------------------------------  -------------------   ----------       ----------      ----------     ----------


     (1) Includes options to purchase ordinary shares that are exercisable within 60 days.

     (2) Includes 12,053,634 ordinary shares held by Europe-Israel (M.M.S.) Ltd. wholly owned by Control Centers Ltd. which is indirectly controlled by Mordechay Zisser.

                              PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, donees, assignees or transferees may sell any or all of the ordinary shares for value at any time or from time to time under this reoffer prospectus in one or more transactions on the Nasdaq National Market or any stock exchange, market or trading facility on which the ordinary shares are traded, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o    underwritten offerings;

          o    short sales;

          o agreements by the broker-dealer and the selling shareholders to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale; or

          o    any other method permitted by applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, under Section 4(1) of the Securities Act or directly to us in certain circumstances rather than under this reoffer prospectus.

     Unless otherwise prohibited, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the selling shareholders. The selling shareholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If the selling shareholders sell shares short, they may redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling shareholders may loan their shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. The selling shareholders may also pledge their shares to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     The selling shareholders and any broker-dealers that participate in the distribution of the ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the ordinary shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

     There is no assurance that the selling shareholders will sell all or any portion of the ordinary shares offered under this reoffer prospectus.

                            OFFER AND LISTING DETAILS

     The high and low sales prices for our ordinary shares as reported on the Nasdaq National Market during the months of June 2006, July 2006, and August 2006 (through August 15, 2006) is set forth below. Other information regarding the market price of our ordinary shares is located in our Form 20-F for the year ended December 31, 2005 filed with the SEC on June 30, 2005.

                                      2006

                                                         HIGH           LOW
                                                         ----          -----
June                                                     25.00         20.19
July                                                     24.38         19.44
August (through August 15, 2006)                         24.93         23.80

                                  LEGAL MATTERS

     The validity of the ordinary shares being offered by this reoffer prospectus will be passed upon for us by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel-Aviv, Israel.

                                     EXPERTS

     Brightman Almagor & Co., a member firm of Deloitte Touche Tohmatsu, Tel Aviv, Israel, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2005, as set forth in their report which is incorporated by reference in this reoffer prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference with such firm's consent and in reliance on such firm's report given on their authority as experts in accounting and auditing.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our business pursuant to the provision in the section entitled "Indemnification of Directors and Officers" (see below), we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Commission. The reports and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. In addition, copies may be obtained (at prescribed rates) at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 11th floor, 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of that material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

     The following documents previously filed by us with the Commission are incorporated in this Prospectus by reference:

     (1) Our Annual Report on Form 20-F, as filed with the Commission on June 30, 2006;

     (2) The description of our ordinary shares contained in our Annual Report on Form 20-F as filed with the Commission on June 30, 2005; and

     (3) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the audited financial statements described in (1) above.

     All reports and other documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold are incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and documents.

     Copies of all documents which are incorporated by reference will be provided without charge to anyone to whom this Prospectus is delivered upon a written or oral request to Elbit Medical Imaging Ltd. at 13 Mozes Street, Tel-Aviv 67442, Israel. Our telephone number is (972-3)- 608-6010 and our fax number is (972-3) 695-3080.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by us with the Commission are incorporated herein by reference as of their respective dates:

     (1) Our Annual Report on Form 20-F, as filed with the Commission on June 30, 2006 ("Annual Report on Form 20-F");

     (2) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the audited financial statements described in (1) above;

     (3) The description of our ordinary shares, par value NIS 1.0 per share, that appears in "Item 10: Additional Information" in the Annual Report on Form 20-F; and

     (4) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     GENERAL. EMI's Articles of Association set forth the following provisions regarding the grant of exemption, insurance and indemnification to any director and/or officer of EMI, all subject to the provisions of the Israeli Companies
Law:

     EXEMPTION - EMI may prospectively exempt any director and officer of EMI from liability, in whole or in part, for damages sustained due to a breach by the director and/or officer of such director's and/or officer's duty of care to the EMI. A recent amendment to the Israeli Companies Law prohibits a company to exempt any of its directors and officers in advance from its liability towards such company for the breach of its duty of care in distribution as defined in the Israeli Companies Law (including distribution of dividend and purchase of such company's shares).

     INSURANCE - EMI may subscribe for insurance of liability of any director and officer of EMI imposed on such director and/or officer due to an act performed by such director and/or officer in such director's and/or officer's capacity as a director and/or officer of EMI, in any of the following:

     (i) Breach by the director and/or officer of such director's and/or officer's duty of care to EMI or to any other person;

     (ii) Breach of the director's and/or officer's fiduciary duty to EMI, provided that the director and/or officer acted in good faith and had reasonable grounds to believe that the act would not prejudice the interest of EMI;

     (iii) Monetary liability imposed upon a director and/or officer in favor of a third party;

     (iv) Any other event in respect of which an insurance of a director and/or officer is and/or may be permitted.

     INDEMNIFICATION - EMI may prospectively undertake to indemnify a director and/or officer of EMI, with respect to liability or expense set forth hereunder, incurred by such director and/or officer for an act performed by such director and/or officer in such director's and/or officer's capacity as a director and/or officer of EMI, provided that the prospective indemnification undertaking shall be limited to certain events that in the opinion of the EMI board of directors are foreseeable at the time of issuance of the prospective indemnification undertaking and to an amount that the EMI board of directors has determined that is a reasonable amount under the circumstances.

     EMI may retroactively indemnify a director and/or officer of EMI with respect to liability or expense set forth hereunder, imposed on such director and/or officer for an act performed by such director and/or officer in such director's and/or officer's capacity as an director and/or officer of EMI. EMI's Articles of Association also provide that, subject to the Israeli Companies Law, a prospective indemnification undertaking or a retroactive indemnification, as referred to above, may be issued or granted, as the case may be, with respect to the following matters:

     (i) Monetary liability imposed upon an officer in favor of a third party by a judgment, including a settlement judgment approved by court or an arbitrator's award approved by court;

     (ii) Reasonable litigation expenses, including attorney's fees, incurred by or charged to a director and/or officer by court, in proceedings brought against the director and/or officer by EMI or on its behalf or by a third party, or a criminal charge from which the director and/or officer was acquitted or for a criminal charge in which such officer was convicted of an offense not requiring proof of criminal intent;

     (iii) Other liability or expense for which it is or may be permissible to indemnify a director and/or officer.

     The aggregate indemnification amount paid to directors and officers of EMI pursuant to prospective undertake to indemnify a director and an officer of EMI as described above, or a Director of the Other Company, as described below, shall not exceed the lower of (i) 25% of the shareholders' equity of EMI as of the date of actual payment by EMI of the indemnification amount (as set forth in EMI's most recent consolidated financial statements prior to such payment); and
(ii) US$40 million, in excess of any amounts paid (if paid) by insurance companies pursuant to insurance policies maintained by EMI, with respect to matters covered by such indemnification.

     EMI is also authorized to grant indemnification, either prospectively or retroactively, to any person, including a director and an officer of EMI who officiates or officiated on behalf of or at the request of EMI as a director of another company of which EMI is either directly or indirectly a shareholder or in which it has any other interest whatsoever ("DIRECTOR OF THE OTHER COMPANY"), subject to certain limitations.

     PROHIBITION ON THE GRANT OF EXEMPTION, INSURANCE AND INDEMNIFICATION - The Israeli Companies Law provides that a company may not give insurance, indemnification nor exempt its directors and/or officers from their liability in the following events:

     (i) a breach of the fiduciary duty vis-a-vis the company, except in relation to indemnification and insurance due to a breach of fiduciary duty towards the Company if the director or officer acted in good faith and had a reasonable basis to believe that the act would not harm the Company;

     (ii) an intentional or reckless breach of the duty of care, except if such breach of duty of care was made in negligence only;

     (iii) an act done with the intention of unduly deriving a personal profit;
          or

     (iv) a fine imposed on the officer or director.

     INSURANCE OF DIRECTORS AND OFFICERS. EMI purchased an insurance policy for the coverage of the liability of directors and officers of the Company, including as directors or officers of the Company's subsidiaries, for a one-year period beginning on October 31, 2005 and ending on October 31, 2006. Such policy covers a total liability of $40 million per occurrence and during the duration of the policy, which represents the overall directors and officers liability policy covering the directors and officers of Europe-Israel (the parent company of the Company) and companies under its control (the liability of directors and officers of Europe-Israel and companies controlled by it, other than the Company and companies under its control, is limited to $10 million out of the aggregate coverage amount of $40 million). The premium paid by the Company with respect to this insurance policy was approximately $290,000 representing its share out of a total premium of $315,000 paid for the overall policy for Europe-Israel and the companies controlled by it. The coverage of such policy also includes acts and/or omissions performed by previous directors and officers of the Company for a one-year period beginning on October 31, 2005 and ending on October 31, 2006 without any retroactive limitation and subject to the terms of the policy.

     EXEMPTION OF DIRECTORS AND OFFICERS. EMI shareholders approved on February 21, 2001 to prospectively exempt directors and officers of EMI (other than the controlling shareholder of EMI at that time) from their liability for damages sustained due to a breach by them of their duty of care to EMI, all in accordance with the Israeli Companies Law.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS. In accordance with EMI shareholders resolution adopted on February 21, 2001, EMI has undertaken to indemnify its directors and officers to the fullest extent permitted by the Israeli Companies Law and EMI Articles of Association. The following principles shall apply to the prospective indemnification undertaking with respect to EMI directors and officers:

     1. The aggregate indemnification amount, paid to directors and officers of EMI pursuant to prospective undertake to indemnify a director and an officer of EMI, or a Director of the Other Company, shall not exceed the lower of (i) 25% of the shareholders' equity of EMI as of the date of actual payment by EMI of the indemnification amount (as set forth in EMI's most recent consolidated financial statements prior to such payment); and (ii) US$40 million, in excess of any amounts paid (if paid) by insurance companies pursuant to insurance policies maintained by EMI, with respect to matters covered by such indemnification.

     2. The undertaking to prospectively indemnify shall apply (subject to any limitations or restrictions under law) to the following events that, in the opinion of EMI board of directors, are foreseeable at the date of the board of directors' resolution on the grant of prospective undertaking to indemnify:

          (i) Any issuance of securities, including without limitation, a public offering pursuant to a prospectus, a private offering, the issuance of bonus shares or any offer of securities in any other manner;

          (ii) A "Transaction" within the meaning of Section 1 of the Companies Law, including without limitation a transfer, sale or purchase of assets or liabilities, including securities, or the grant or receipt of a right to any of the foregoing, and any act directly or indirectly involved in such "Transaction";

          (iii) Report or notice filed in accordance with the Companies Law or the Israeli Securities Law of 1968, including regulations promulgated thereunder, or in accordance with rules or instructions prevailing on an Israeli stock exchange or a stock exchange outside of Israel, or any law of another country regulating similar matters and/or the omission to act accordingly;

          (iv) Amendment to EMI's structure or its reorganization or any resolution with respect to such matters, including without limitation, a merger, split, change in EMI's capital structure, incorporation of subsidiaries, dissolution or sale thereof, issuance or distribution;

          (v) The making of any statement, including a bona fide statement or opinion made by an officer of EMI in such capacity, including during meetings of the Board of Directors or any committee thereof;

          (vi) An act in contradiction to the articles or memorandum of association of EMI; and

          (vii) Any of the foregoi ng events relating to the capacity of such officer as an officer of a corporation controlled by EMI or otherwise affiliated therewith.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     All issuances to the selling shareholders were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public offering and/or Regulation S of the Securities Act of 1933.

ITEM 8. EXHIBITS.

     The following exhibits are filed herewith:

     Exhibit No.    Description

     4.1            Employees and Officers Incentive Plan - Capital Gains Track.

     4.2            Mordechay Zisser Option Grant Agreement.

     5.1 Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. with respect to the legality of the ordinary shares being registered.

     23.1           Consent of Brightman Almagor & Co.

     23.2           Consent of KPMG Hungaria Kft.

     23.3           Consent of Mazars Paardekooper Hoffman N.V.

     23.4           Consent of Kost, Forer,  Gabbay & Kasierer

     23.5 Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

     24.1           Powers of Attorney (included on the signature page)

ITEM 9. UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, ELBIT MEDICAL IMAGING LTD., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on August 16, 2006.

                                                    ELBIT MEDICAL IMAGING LTD.


                                                    By: /s/ Shimon Yitzhaki
                                                    -----------------------
                                                    Shimon Yitzhaki
                                                    President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mordechay Zisser and Shimon Yitzhaki, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all future amendments (including post-effective amendments) to the Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

       Signature                             Title                    Date

/s/ Mordechay Zisser
----------------------------        Executive Chairman of
Mordechay Zisser                    the Board of Directors       August 13, 2006

/s/ Shimon Yitzhaki
----------------------------
Shimon Yitzhaki                     President and Director       August 13, 2006

/s/ Dudi Machluf
----------------------------
Dudi Machluf                        Chief Financial Officer      August 13, 2006

/s/ Rachel Lavine
----------------------------
Rachel Lavine                       Director                     August 13, 2006

/s/ Abraham (Rami) Goren
----------------------------
Abraham (Rami) Goren                Director                     August 13, 2006

/s/ Joshua (Shuki) Forer
----------------------------
Joshua (Shuki) Forer                Director                     August 13, 2006

/s/ David Rubner
----------------------------
David Rubner                        Director                     August 13, 2006


/s/ Zvi Tropp
----------------------------
Zvi Tropp                           External Director            August 13, 2006


/s/ Yosef Apter
----------------------------
Yosef Apter                         External Director            August 13, 2006


/s/ Moshe Lion
----------------------------
Moshe Lion                          Director                     August 13, 2006

/s/ Shmuel Perets
----------------------------
Shmuel Perets                       Director                     August 13, 2006

Marc Lavine
----------------------------        General Counsel and
/s/ Marc Lavine                     Corporate Secretary          August 14, 2006

Authorized Representative in the United States:

ELSCINT INC.

By: /s/ Uri Levin    /s/ Shimon Yitzhaki
        Uri Levin        Shimon Yitzhaki                         August 13, 2006